Exhibit 7.01

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454

March 29, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N. E.
Washington, DC 20549

Re: TD Holdings, Inc. (CIK:1556266)

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by TD Holdings, Inc. in Item 4.02 of its Form 8-K dated March 29, 2021 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ B F Borgers CPA PC

Lakewood, Colorado